Exhibit 99.1

Fisher Communications Announces Voting Results From 2011 Annual Meeting of Shareholders

SEATTLE, WA, May 19, 2011 (MARKETWIRE via COMTEX) — Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced that according to the final voting results for Fisher’s 2011 Annual Meeting of Shareholders provided by IVS Associates, the Meeting’s independent inspector of election, shareholders have elected two of Fisher’s director nominees and two of FrontFour Capital’s nominees.

Under Fisher’s articles of incorporation, which provide for cumulative voting, each company shareholder is entitled to one vote per share times the number of director positions up for election. For the 2011 Annual Meeting, each shareholder received four votes per share, which could have been cumulated for one nominee or distributed among any number of nominees.

Through its proxy cards, Fisher received votes representing more than 4.38 million shares that it could cumulate and allocate to its nominees, and the Board has decided to distribute those votes for current Fisher director, Richard L. Hawley, and new nominee, Roger L. Ogden. FrontFour’s nominees received votes representing approximately 3.43 million shares.

Messrs. Hawley and Ogden will be joined on the Fisher Board by Joseph J. Troy and Matthew Goldfarb. Messrs. Hawley, Ogden and Troy will serve as Class 3 directors with initial terms expiring in 2014, and, as the elected nominee receiving the fewest number of votes, Mr. Goldfarb will serve as a Class 1 director with an initial term expiring as of Fisher’s 2012 Annual Meeting. The Company also announced that the Board will elect a new Chairman in the near future.

Commenting on the announcement, Fisher Communications issued the following statement:

“We remain committed to building long-term value for all of our shareholders and we look forward to working with all of our newly elected directors to continue the operational and financial momentum that has enabled Fisher to deliver peer-leading growth. We are also very grateful to our departing Board members for their significant contributions and outstanding service to Fisher and our shareholders.

We also appreciate the consideration and support from our shareholders, as well as the valuable insights they have offered to our Board and management team. Finally, we want to recognize the hard work and dedication of our employees, who have played an instrumental role in transforming Fisher into a leader in local media innovation and helping to build the foundation for our future success.”

The Company has also announced that shareholders have approved the Company’s three other proposals on the agenda at the Annual Meeting, as recommended by the Company’s Board of Directors.

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher owns and/or operates 13 full power television stations and 7 low power television stations which include network affiliations with ABC, CBS, FOX, Univision and CW that reach 3.5% of U.S. television households, and 10 radio stations targeting a full range of audience demographics. Fisher Interactive Network, its online division, produces more than 125 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company also owns and operates Fisher Plaza, a 300,000 square foot media, telecommunications, and data center facility located near downtown Seattle. The Company is headquartered in Seattle, WA. For more information about Fisher Communications, Inc., go to www.fsci.com.

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